Exhibit 99.1

True Religion Apparel Reports 2009 Third Quarter Financial Results

— Net sales increased 3.8% to $82.4 million led by consumer direct and international sales gains —

— Gross profit increased 15.0% to $53.3 million —

— Operating income increased 1.9% to $22.7 million —

— Net income of $14.1 million, or $0.58 per diluted share, compared to $15.4 million, or $0.64 per diluted share, which included a cumulative tax benefit of $0.09 in Q3 08 —

—2009 EPS guidance increased to $1.82 - $1.86 from $1.76 to $1.84 —

VERNON, California — November 3, 2009 — True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the three and nine months ended September 30, 2009.

Third Quarter 2009 Financial Results

•                  Total net sales were $82.4 million, an increase of 3.8% from $79.4 million in the third quarter of 2008.

•                  Net sales for the Company’s U.S. wholesale segment decreased 31.1% to $31.9 million from $46.3 million in the prior year period, due to the planned reduction in sales to off-price retailers and a decline in sales to boutiques and Majors.

•                  Net sales for the Company’s consumer direct segment, which includes the Company’s branded retail stores and e-commerce site, increased 51.9% to $32.6 million from $21.5 million in the prior year period.  The Company operated 66 branded stores as of September 30, 2009, compared to 36 as of September 30, 2008.

•                  Net sales for the Company’s international segment increased 47.6% to $16.6 million from $11.2 million in the prior year period.

•                  Net sales included $1.3 million of licensing revenue.

•                  Gross profit was $53.3 million, or 64.7% of net sales, compared to $46.4 million, or 58.4% of net sales, in the third quarter of 2008.  The overall improvement in gross margin was primarily due to the ongoing sales mix shift toward the Company’s higher-margin consumer direct segment.

•                  Selling, general and administrative (“SG&A”) expense increased 27.2% to $30.6 million from $24.1 million in the prior year period, and as a percentage of sales, increased 680 basis points to 37.1% from 30.3% in the same period a year ago. The year-over-year growth in SG&A expenses was driven by the costs associated with opening and operating 30 new stores since September 2008.

•                  Operating income increased 1.9% to $22.7 million, or 27.6% of net sales, from $22.3 million, or 28.1% of net sales, in the 2008 third quarter.

•                  The effective tax rate for the quarter was 38.2% compared to 31.1% in the third quarter of 2008.

•                  Net income decreased 8.8% to $14.1 million, or $0.58 per diluted share based on weighted average shares outstanding of 24.2 million, from $15.4 million, or $0.64 per diluted share based on weighted average shares outstanding of 24.2 million, in the 2008 third quarter. In the third quarter of 2008, the Company implemented a tax planning strategy that reduced its tax provision in the quarter and increased its earnings per share by $0.06. The Company also finalized its 2007 tax returns, which reduced its income tax provision in the third quarter of 2008 and increased its EPS by $0.03. The cumulative impact of these changes resulted in a benefit to the Company’s 2008 third quarter earnings per share of $0.09.

Management Comments

“We are pleased that our positive brand momentum continued into the second half of 2009, with our Consumer Direct and International segments delivering strong year-over-year sales gains in the third quarter of 2009,” said Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc. “Our performance highlights the ongoing preference for our brand, which we attribute to our unwavering commitment to deliver quality and innovation in our core jeanswear and jeans-related sportswear merchandise.  Based on our year-to-date performance, we are able to increase our earnings guidance for the year.”

Mr. Lubell continued, “While we are pleased with our ability to move our business forward despite the challenging retail environment, we are more focused on the many opportunities that are being created in today’s marketplace to further extend our brand leadership.  We intend to capitalize on these opportunities by continuing to develop innovative merchandise, diversify our distribution, execute alongside our retail partners, and grow our global presence.”

Year-to-date 2009 Financial Results

•                  Total net sales were $218.2 million, an increase of 10.7% from $197.0 million in the nine months ended September 30, 2008.

•                  Net sales for the Company’s U.S. wholesale segment decreased 21.8% to $91.6 million from $117.2 million in the prior year period.

•                  Net sales for the Company’s consumer direct segment increased 64.8% to $83.9 million from $50.9 million in the prior year period.

•                  Net sales for the Company’s international segment increased 42.6% to $39.9 million from $28.0 million in the prior year period.

•                  Net sales included $2.8 million of licensing revenue.

•                  Gross profit was $136.9 million, or 62.7% of net sales, compared to $113.7 million, or 57.7% of net sales, in the first nine months of 2008.  The overall improvement in gross margin was primarily due to the ongoing sales mix shift toward the Company’s higher-margin consumer direct segment.

•                  Selling, general and administrative (“SG&A”) expense increased 28.5% to $83.1 million from $64.7 million in the prior year period, and as a percentage of sales, increased 530 basis points to 38.1% from 32.8% in the same period a year ago. The year-over-year growth in SG&A expenses was driven by the costs associated with the significant expansion of the Company’s consumer direct segment.

•                  Operating income increased 9.5% to $53.7 million, or 24.6% of net sales, from $49.0 million, or 24.9% of net sales, in the prior year period.

•                  The effective tax rate for the nine months ended September 30, 2009 was 39.2% compared to 36.6% in the nine months ended September 30, 2008.

•                  Net income increased 3.3% to $32.7 million, or $1.35 per diluted share based on weighted average shares outstanding of 24.1 million, from $31.7 million, or $1.31 per diluted share based on weighted average shares outstanding of 24.2 million, in the prior year period. In the third quarter of 2008, the Company implemented a tax planning strategy that reduced its tax provision in the quarter and increased its earnings per share by $0.06. The Company also finalized its 2007 tax returns, which reduced its income tax provision in the third quarter of 2008 and increased its EPS by $0.03. The cumulative impact of these changes resulted in a benefit to the Company’s 2008 third quarter EPS of $0.09.

Balance Sheet and Liquidity

As of September 30, 2009, the Company had $88.7 million of cash and cash equivalents and no long-term borrowings.  Inventory increased to $37.8 million, or $12.0 million, from the beginning of 2009, to support the expansion of the Company’s branded retail stores.  Net cash provided by operating activities during the first nine months of 2009 was $45.0 million compared to $42.2 million in the prior year period.

Store Openings

During the 2009 third quarter, True Religion opened seven new stores, bringing its total store count at September 30, 2009, to 66 stores, compared to 36 stores at September 30, 2008.  In October 2009, the Company opened one new store, bringing the total store count to 67 stores.  The Company anticipates opening three additional new stores by year-end 2009 for a total of 70 branded retail stores.

Q3 2009 Segment Results

(Dollar amounts in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
			% Increase/			% Increase/
	2009	2008	Decrease	2009	2008	Decrease
Net sales:
U.S. Wholesale	$31,911	$46,292	(31.1)%	$91,621	$117,215	(21.8)%
Consumer Direct	32,605	21,458	51.9%	83,885	50,890	64.8%
International	16,575	11,226	47.6%	39,862	27,951	42.6%
Other	1,332	444	200.1%	2,795	954	193.0%
Total net sales	$82,423	$79,420	3.8%	$218,163	$197,010	10.7%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009		2008
		Gross		Gross		Gross		Gross
		Margin		Margin		Margin		Margin
	Amount	%	Amount	%	Amount	%	Amount	%
Gross Profit:
U.S. Wholesale	$18,399	57.7%	$23,614	51.0%	$49,862	54.4%	$60,078	51.3%
Consumer Direct	24,329	74.6%	16,723	77.9%	62,129	74.1%	39,396	77.4%
International	9,274	56.0%	5,583	49.7%	22,067	55.4%	13,319	47.7%
Other	1,332	100.0%	444	100.0%	2,795	100.0%	954	100.0%
Total gross profit	$53,334	64.7%	$46,364	58.4%	$136,853	62.7%	$113,747	57.7%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009		2008
		Operating		Operating		Operating		Operating
		Margin		Margin		Margin		Margin
	Amount	%	Amount	%	Amount	%	Amount	%
Operating Income:
U.S. Wholesale	$9,267	29.0%	$15,440	33.4%	$24,511	26.8%	$36,329	31.0%
Consumer Direct	11,253	34.5%	8,285	38.6%	27,354	32.6%	19,270	37.9%
International	7,810	47.1%	4,781	42.6%	18,792	47.1%	11,962	42.8%
Other	(5,602)	NM	(6,205)	NM	(16,943)	NM	(18,520)	NM
Total operating Income	$22,728	27.6%	$22,301	28.1%	$53,714	24.6%	$49,041	24.9%

Guidance

The Company is updating its guidance for the fiscal year ended December 31, 2009, as follows:

•                  Net sales are expected to be in the range of $295 million to $300 million.

•                  EPS is expected to be in the range of $1.82 to $1.86 as compared to its previously issued guidance of $1.76 to $1.84.

The Company’s net sales guidance by segment remains unchanged from its previously issued guidance:

•                  Net sales growth within the Company’s consumer direct segment is forecasted to be 60% to 65% in the full year 2009 as compared to the full year 2008.

•                  Net sales in the Company’s U.S. wholesale segment are expected to decline by 18% to 20% in the full year 2009 as compared to the full year 2008.

•                  The Company’s International segment is forecasted to increase its net sales by more than 20% in 2009 as compared to 2008.

•                  The Company’s 2009 net sales guidance includes $4.0 million in licensing revenues.

The Company’s upwardly revised 2009 EPS guidance reflects stronger than expected gross margin improvement, particularly within the Company’s U.S. Wholesale and International segments.  The Company’s 2009 EPS guidance reflects fully diluted weighted average shares outstanding of approximately 24.6 million and an effective tax rate in the range of 38.8% to 39.3%.

Investor Conference Call

True Religion management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived and available online at both sites. A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international) and entering passcode: 4118222.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jean and jean-related brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in contemporary department stores and boutiques in 50 countries around the world, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Among these forward looking statements are our 2009 Guidance, Segment Guidance, Store Opening Guidance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations.  These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports of Form 10-Q and our other filings with the SEC, and include: the current downturn in the United States economy and in particular, the decline in consumer spending generally and in the apparel industry more specifically; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; and the Company’s ability to continue and control its expansion plans.

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Laura Foster
ICR, Inc.
(310) 954-1110

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, expect per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$82,423	$79,420	$218,163	$197,010
Cost of sales	29,089	33,056	81,310	83,263
Gross profit	53,334	46,364	136,853	113,747

Selling, general and administrative expenses	30,606	24,063	83,139	64,706

Operating income	22,728	22,301	53,714	49,041

Interest income, net	(55)	(100)	(94)	(888)

Income before provision for income taxes	22,783	22,401	53,808	49,929
Provision for income taxes	8,698	6,964	21,111	18,265
Net income	$14,085	$15,437	$32,697	$31,664

Earnings per share:
Basic	$0.59	$0.65	$1.36	$1.35
Diluted	$0.58	$0.64	$1.35	$1.31

Weighted average shares outstanding:
Basic	24,044	23,616	23,973	23,453
Diluted	24,216	24,155	24,146	24,219

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

(Unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$88,716	$57,245
Short-term investments	4,965	4,850
Accounts receivable, net of allowances:
From factor	188	23,060
From customers	28,358	10,043
Inventory	37,835	25,828
Deferred income tax assets	6,792	6,498
Prepaid expenses and other current assets	5,594	4,148
Total current assets	172,448	131,672
Property and equipment, net	38,284	28,006
Long-term investments	—	4,990
Other assets	2,013	1,784

TOTAL ASSETS	$212,745	$166,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$15,310	$10,633
Accrued salaries, wages and benefits	7,037	6,889
Income taxes payable	685	1,042
Total current liabilities	23,032	18,564
Long-Term Liabilities:
Long-term deferred rent	7,198	4,536
Long-term deferred income tax liabilities	2,414	1,102
Total long-term liabilities	9,612	5,638
Total liabilities	32,644	24,202

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 25,351 and 24,450 issued and outstanding, respectively	3	2
Additional paid-in capital	46,474	38,554
Retained earnings	133,240	103,508
Accumulated other comprehensive income, net	384	186
Total stockholders’ equity	180,101	142,250

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$212,745	$166,452

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$32,697	$31,664
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	4,449	2,265
Provision for bad debts and returns	987	723
Stock-based compensation	8,544	8,248
Tax benefit from stock-based compensation	96	182
Excess tax benefit from stock-based compensation	(96)	(182)
Deferred income tax provision (benefit)	1,019	(277)
Other	159	(229)
Changes in operating assets and liabilities:
Accounts receivable from factor	22,345	(13,093)
Accounts receivable from customers	(18,882)	5,978
Inventory	(12,001)	(6,218)
Prepaid expenses and other current assets	(1,586)	(2,348)
Accounts payable and accrued expenses	5,555	(10)
Accrued salaries, wages and benefits	149	2,197
Income taxes payable	(1,077)	10,495
Long-term deferred rent	2,662	2,762
Net cash provided by operating activities	45,020	42,157

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(15,636)	(13,664)
Sales of investments	4,875	5,550
Expenditures to establish trademarks	(107)	(57)
Net cash used in investing activities	(10,868)	(8,171)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	26
Statutory tax withholding payment for stock-based compensation	(2,966)	(7,014)
Excess tax benefit from stock-based compensation	96	182
Net cash used in financing activities	(2,870)	(6,806)

Effect of exchange rate changes in cash	189	(17)

Net increase in cash and cash equivalents	31,471	27,163
Cash and cash equivalents, beginning of period	57,245	28,686
Cash and cash equivalents, end of period	$88,716	$55,849